Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Pre-effective Amendment No. 3 to the Registration Statement (Form S-4 No. 333-108538) and related Prospectus of NACCO Industries, Inc. and to the incorporation by reference therein of our report dated February 10, 2004, with respect to the consolidated financial statements and schedules of NACCO Industries, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio
April 30, 2004